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                                                                      EXHIBIT 23


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-43251; and 33-74608; and 33-43252; and 33-74610; and
33-43296; and 33-74606; and 33-89412; and 33-89414; and 33-89416; and
333-12001; and 333-11999) pertaining to the 1989 Special Nonqualified Stock Option and Stock Purchase Plan; the 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan; and the Executive Stock Plan, respectively, of our report dated July 26, 1996, with respect to financial statements of Cortex Pharmaceuticals, Inc. included in this Annual Report (Form 10-KSB) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.


                                       /s/ ERNST & YOUNG LLP

                                       ERNST & YOUNG LLP

San Diego, California
October 15, 1996